EXHIBIT 12

                                 Omnicare, Inc.
                Computation of Ratio of Earnings to Fixed Charges
                                 (in thousands)

                                                     For the years ended December 31,
                                                     --------------------------------
                                           2002       2001       2000       1999       1998
                                         --------   --------   --------   --------   --------
Income before Income Taxes (1)           $203,051   $119,785   $ 77,523   $ 91,671   $135,866
Add:
   Interest Expense                        52,811     52,724     52,974     44,439     22,727
   Amortization of Debt Expense             4,000      3,600      2,100      1,727        884
   Interest Portion of Rent Expense        10,600      9,033      9,300      8,436      6,838
                                         --------   --------   --------   --------   --------
      Adjusted income                    $270,462   $185,142   $141,897   $146,273   $166,315
                                         ========   ========   ========   ========   ========

Fixed Charges
   Interest Expense                      $ 52,811   $ 52,724   $ 52,974   $ 44,439   $ 22,727
   Amortization of Debt Expense             4,000      3,600      2,100      1,727        884
   Capitalized Interest                        --         --         --      1,688        976
   Interest Portion of Rent Expense        10,600      9,033      9,300      8,436      6,838
                                         --------   --------   --------   --------   --------
      Fixed Charges                      $ 67,411   $ 65,357   $ 64,374   $ 56,290   $ 31,425
                                         ========   ========   ========   ========   ========

Ratio of Earnings to Fixed Charges (2)        4.0x       2.8x       2.2x       2.6x       5.3x
                                         ========   ========   ========   ========   ========

(1) Includes certain special items such as restructuring and other related charges, other expenses and pooling-of-interests acquisition expenses. See the Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations for a further description of these special items.

(2) The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes plus fixed charges (excluding capitalized interest expense) by fixed charges. Fixed charges consist of interest expense on debt (including the amortization of debt expense and capitalized interest) and one-third (the proportion deemed representative of the interest portion) of rent expense.